CONSOL Coal Resources LP Announces Results for the Third Quarter 2018

CANONSBURG, PA - November 1, 2018 - CONSOL Coal Resources LP (NYSE: CCR) today reported financial and operating results for the quarter ended September 30, 2018.

Third Quarter 2018 Results

Highlights of the CCR third quarter 2018 results include:

•	Cash distribution of $0.5125 per unit for the third quarter;

•	Net income of $8.6 million;

•	Adjusted EBITDA[1] of $21.8 million;

•	Distribution coverage ratio[1] of 0.7x;

•	Net leverage ratio[1] of 1.4x;

•	Strongest third quarter production in the history of the Pennsylvania Mining Complex (PAMC).

Management Comments

“I am pleased to announce that the PAMC delivered the best third quarter production in its history even with an expected and seasonally slow production quarter due to an above average number of planned longwall moves,” said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. "As a result of the strong operational performance that we have had year-to-date, combined with our expectations of robust production in the fourth quarter and continued strength in coal demand, we are increasing the midpoint of our sales and EBITDA guidance ranges."

"We completed our third year as a publicly-owned master limited partnership in July 2018 and I am pleased with our performance so far and the way we have managed the Partnership through the ups and downs of the commodity cycle. The Partnership is much stronger today than at any point in our history as an independent public company with a resilient balance sheet and sound distribution coverage for our unitholders. As we head into 2019, I remain optimistic about the demand outlook given improving coal prices, low inventory levels of coal at the power producers, low natural gas storage levels and our solid contracted position."

Sales & Marketing

Our marketing team sold 1.6 million tons of coal during the third quarter of 2018 at an average revenue per ton of $47.21 compared to 1.6 million tons at an average revenue per ton of $44.16 in the year-ago period. The average revenue per ton benefited from stronger pricing on our export sales and our domestic netback contracts. More importantly, our marketing team is taking advantage of the improving coal forward curves in the domestic and export markets and contracting new business for the years 2019-2021.

On the domestic front, customer inventories remain below normal. According to the U.S. Energy Information Administration (EIA), total coal inventories at domestic power plants stood at approximately 110 million tons at the end of August 2018, down by approximately 26% from the same period a year ago, the lowest level since March 2006. Furthermore, we believe that inventories at several of our key customers' Northern Appalachian rail-served power plants continue to average around 20 days of burn heading into winter compared to the typical 30-40 days. While domestic coal consumption has declined year-over-year as a result of coal plant retirements and other factors, global demand for coal has grown, driving strong export volumes. In its recently published Short Term Energy Outlook, the

EIA expects 2018 U.S. thermal coal exports to increase by 21% to 50.4 million tons from 41.7 million tons in 2017. The EIA also estimates that, during the first three quarters of 2018, coal production in the U.S. has declined by 2.7% compared to the first three quarters of 2017. Rising thermal coal exports and declining production have significantly tightened the domestic market in several basins, including Northern Appalachia.

The EIA also expects U.S. dry natural gas production will average a record 82.7 Bcf/d in 2018, an 11% increase from 2017. However, storage levels remain at a multi-year low heading into winter. This, coupled with rising U.S. power demand, sets up a potentially interesting scenario for power producers to navigate in the coming months. Natural gas storage levels are 20% below year-ago levels and storage levels have not kept pace with the growing gas market. The limited gas storage and pipeline infrastructure in certain areas of the U.S. continues to create the potential for bottlenecks in gas deliverability, similar to those experienced this past winter. Moreover, while renewable generating capacity is growing, lack of consistency and deliverability during peak demand periods continues to preserve the need for baseload generation. As a result of this macro backdrop, utilities are actively procuring coal and showing renewed interest in longer-term contracts.

CCR is currently 90% contracted for 2019 and 44% contracted for 2020, assuming annual production of 6.75 million tons. We presently are in active negotiations with both domestic and international customers, and we expect to achieve our targeted contract position for 2019 before the end of this year.

Internationally, we continue to see improving commodity pricing dynamics. API 2 prompt-month prices improved by approximately 3% during the third quarter 2018 to over $100 per metric ton, driven by a hot, dry summer in Europe which reduced wind and hydro power output. Furthermore, power prices in the major European electricity markets are up by 20-50% year-to-date and wholesale gas prices hit 10-year highs. We also continue to see strong demand from India as its power plant coal stockpiles in August 2018 fell 30% to the lowest level since early December 2017. There remains a large arbitrage between coal, natural gas, and oil prices on an MMBtu basis with rising global demand that we believe should drive thermal coal prices even higher. Meanwhile, a multi-year lack of coal investment continues to put pressure on global coal supply and coal quality, adding support to this expectation. Forward API 2 prices for 2019 improved by approximately 10% during the third quarter 2018 and we have seen improvement in the back end of the coal forward curve relative to the prompt month, reflecting the industry's optimism for sustainable coal fundamentals. We expect that this phenomenon improves our ability to enter into multi-year contracts in the international market.

Operations Summary

CCR achieved third quarter production of 1.6 million tons, which compares to 1.5 million tons in the third quarter of 2017. It was the strongest third quarter production on record for the PAMC. During the quarter, we benefited from increased production at the Enlow Fork mine, as geological conditions improved modestly compared to 2017. This was partially offset by reduced production resulting from three longwall moves at the mining complex (compared to 1-2 moves typically per quarter) and the annual miners’ vacation period in July.

CCR shipped 1.6 million tons of coal during the third quarter, compared to 1.6 million tons in the year-ago quarter. Demand from our customers remained robust and the railroads performed well. Total coal revenue for the third quarter improved $3.9 million compared to the year-ago quarter to $73.7 million, primarily driven by a $3.05 higher average sales price per ton sold. Our average revenue per ton increased to $47.21 from $44.16 in the year-ago quarter, as export pricing and domestic netback pricing improved by $11.36 per ton and $1.25 per ton, respectively.

Total costs during the third quarter were $66.7 million compared to $74.7 million in the year-ago quarter. Average cash cost of coal sold per ton1 was $30.88 compared to $30.94 in the year-ago quarter. This improvement was largely driven by a $1.34 per ton reduction in lease/rental expense, partially offset by higher mine maintenance and supply costs. Since the fourth quarter of 2017, we have seen modest inflation in the cost of supplies that contain steel and other strengthening commodities as well as in the cost of contract labor. Year-to-date, we have been able to successfully offset these inflationary pressures through productivity gains, initial benefits from our automation investments and a reduction in lease expense. We continue to keep a close watch on macro-driven cost increases and strive to offset them through productivity gains. Average cash margin per ton sold1 for the third quarter of 2018 expanded by $3.11, or 24%, to $16.33 per ton compared to the year-ago period, driven by higher average revenue per ton and relatively flat operating costs.

		Three Months Ended
		September 30, 2018	September 30, 2017
Coal Production	million tons	1.6	1.5
Coal Sales	million tons	1.6	1.6
Average Revenue Per Ton	per ton	$47.21	$44.16
Average Cash Cost of Coal Sold[1]	per ton	$30.88	$30.94
Average Cash Margin Per Ton Sold[1]	per ton	$16.33	$13.22

Quarterly Distribution

During the third quarter of 2018, CCR generated net cash provided by operating activities of $16.9 million and distributable cash flow1 of $10.7 million, yielding a distribution coverage ratio of 0.7x1. During the quarter, our net cash provided by operating activities was impacted by an increase in working capital of approximately $3.3 million. Our distribution coverage ratio calculation is based on estimated maintenance capital expenditures of $8.9 million, while our actual cash maintenance capital expenditures for the third quarter were $8.1 million. Based on our current outlook for the coal markets and a strong year-to-date distribution coverage ratio of 1.4x1, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on October 25, 2018, the distribution to all unitholders of the Partnership will be made on November 15, 2018, to such holders of record at the close of business on November 8, 2018.

2018 Guidance and Outlook

Based on our strong year-to-date results, robust coal demand and production expectations, we are adjusting several items of our financial and operating performance guidance for 2018.

•	Coal sales volumes - 6.7-6.9 million tons

•	Coal average revenue per ton - $48.40-$48.85

•	Cash cost of coal sold per ton[2] - $28.75-$29.10

•	Adjusted EBITDA[2] - $110-$119 million

•	Capital expenditures - $33-$36 million

Third Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the third quarter 2018 financial and operational results, is scheduled for November 1, 2018 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-870-4263

Participant international dial in        1-412-317-0790

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding this company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and

Presentations" page of our website, www.ccrlp.com. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC), reporting our results for the quarter ended September 30, 2018. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "total cost of coal sold", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption "Reconciliation of Non-GAAP Financial Measures".
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or cash cost of coal sold per ton guidance to total costs, the most comparable financial measures calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue. We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal

Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. We define distribution coverage ratio as a ratio of the distributable cash flow to the distributions, which is the $0.5125 per quarter distribution for all limited partner units, including common and subordinated units, issued for the periods presented.

We define net leverage ratio as the ratio of net debt to last twelve month (LTM) earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2018	2017
Total Costs	$66,669	$74,650
Freight Expense	(611)	(5,451)
Selling, General and Administrative Expenses	(3,899)	(4,283)
Interest Expense	(1,560)	(2,404)
Other Costs (Non-Production)	(1,545)	(2,965)
Depreciation, Depletion and Amortization (Non-Production)	(542)	(544)
Total Cost of Coal Sold	$58,512	$59,003
Depreciation, Depletion and Amortization (Production)	(10,517)	(9,808)
Total Cash Cost of Coal Sold	$47,995	$49,195

The following table presents a reconciliation of average cash margin per ton sold to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2018	2017
Coal Revenue	$73,700	$69,811
Operating and Other Costs	49,540	52,160
Less: Other Costs (Non-Production)	(1,545)	(2,965)
Cash Cost of Coal Sold	47,995	49,195
Add: Depreciation, Depletion and Amortization	11,059	10,352
Less: Depreciation, Depletion and Amortization (Non-Production)	(542)	(544)
Cost of Coal Sold	$58,512	$59,003
Total Tons Sold	1,561	1,581
Average Revenue Per Ton Sold	$47.21	$44.16
Average Cash Cost Per Ton Sold	30.88	30.94
Add: Depreciation, Depletion and Amortization Per Ton Sold	6.60	6.38
Average Cost Per Ton Sold	37.48	37.32
Average Margin Per Ton Sold	9.73	6.84
Add: Total Depreciation, Depletion and Amortization Costs Per Ton Sold	6.60	6.38
Average Cash Margin Per Ton Sold	$16.33	$13.22

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net Income	$8,645	$3,614	$49,978	$29,154
Plus:
Interest Expense	1,560	2,404	5,295	7,257
Depreciation, Depletion and Amortization	11,059	10,352	33,769	31,150
Unit-Based Compensation	503	2,084	1,370	3,791
Adjusted EBITDA	$21,767	$18,454	$90,412	$71,352
Less:
Cash Interest	2,107	1,962	5,265	6,662
Distributions to Preferred Units[3]	—	1,851	—	5,553
Estimated Maintenance Capital Expenditures	8,921	8,893	26,969	26,858
Distributable Cash Flow	$10,739	$5,748	$58,178	$32,279

Net Cash Provided by Operating Activities	$16,921	$20,029	$95,134	$60,783
Plus:
Interest Expense	1,560	2,404	5,295	7,257
Other, Including Working Capital	3,286	(3,979)	(10,017)	3,312
Adjusted EBITDA	$21,767	$18,454	$90,412	$71,352
Less:
Cash Interest	2,107	1,962	5,265	6,662
Distributions to Preferred Units[3]	—	1,851	—	5,553
Estimated Maintenance Capital Expenditures	8,921	8,893	26,969	26,858
Distributable Cash Flow	$10,739	$5,748	$58,178	$32,279
Distributions	$14,350	$12,228	$43,044	$36,684
Distribution Coverage	0.7	0.5	1.4	0.9
3Distributions to Preferred Units represents income attributable to preferred units prior to conversion.

The following table presents a reconciliation of the net leverage ratio to net income (in thousands).

Twelve Months Ended
September 30, 2018
Net Income	$61,288
Plus:
Interest Expense	7,347
Depreciation, Depletion and Amortization	44,056
Unit-Based Compensation	3,452
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	1,508
Loss on Extinguishment of Debt	2,468
Other Adjustments to Net Income	1,626
EBITDA Per Affiliated Company Credit Agreement	$121,745

Borrowings under Affiliated Company Credit Agreement	$167,000
Capitalized Leases	9,458
Total Debt	176,458
Less:
Cash on Hand	920
Net Debt Per Affiliated Company Credit Agreement	$175,538

Net Leverage Ratio (Net Debt/EBITDA)	1.4

Cautionary Statements

We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “continue,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves, acquire additional reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; operating in a single geographic area; interest rates; our reliance on a few major customers; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement, employee services agreement and Affiliated Company Credit Agreement; restrictions in our Affiliated Company Credit Agreement that may adversely affect our business; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; adverse effect of cybersecurity threats; conflicts of interest that may cause our general partner or our sponsor to favor their own interests to our detriment; the requirement that we distribute all of our available cash; and other factors discussed in our 2017 Annual Report Form 10-K under “Risk Factors,” as updated by any subsequent Forms 10-Q, which are on file at the Securities and Exchange Commission.